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                                                                 EXHIBIT 10.22.2

                      [THE IRVINE COMPANY LOGO/LETTERHEAD]


December 21, 1999


Mr. Charles A. Haggerty
Chairman of the Board
President & Chief Executive Officer
Western Digital Corporation
8105 Irvine Center Drive
Irvine, CA 92618


Dear Chuck:

I am in receipt of your letter dated December 20, 1999 wherein you ask that we defer the date by which Western Digital must notify The Irvine Company of your desire to extend the lease term. This letter shall serve to modify our existing agreement (Second Amendment to Lease) dated January 6, 1999 as follows: (i) in that the "Commitment Notice" must be received by Landlord no later than January 28, 2000 and (ii) the Term of the lease shall be extended to expire on midnight January 31, 2001.

Chuck, to the extent that your lease status can be resolved in January, we may well be able to backfill floors 8-15 given the current level of tenant demand for space and the lack of mid-rise office space in Irvine Spectrum. For example, the former AT&T building adjacent to your headquarters is now 98% leased with prospects to go to 100% in the next sixty days. It would be our desire to stage your downsizing to occur from the lowest floor (8) first, and move up in a contiguous fashion. We believe this would enable us to lease this space faster than if we have to lease from 15 down.

To be effective, we need to receive a signed copy of this letter agreement prior to December 31, 1999.



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Mr. Charles A. Haggerty
December 21, 1999
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Best wishes for a Happy Holiday Season

Sincerely,



/s/ Richard G. Sim                    The above Terms are agreed to by:
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RGS:cf

cc: William R. Halford                Western Digital Corporation
    James Stiepan

                                      By: /s/ Charles A. Haggerty 12-22-99
                                         ------------------------
                                      It's Authorized officer